Confidential

TREE TOP INDUSTRIES, INC.

TO

GEOGREEN BIOFUELS, INC.

Bridge Loan Term Sheet

GEOGREEN BIOFUELS, INC. (“GeoGreen”) STOCK:

1.	Current Capitalization:

A.	Authorized…………………….40,000,000 shares of common stock, $ .01 par value per share (“Geo Stock”).
B.	Issued/outstanding….…….Approximately 34,200,000 shares of Geo Stock.

2.	Paid-in-Capital:

A.	Approximate net of $6,000,000.

B.	$2.1 million of additional debt.

GEOGREEN REQUIREMENTS:

1.	Cash Requirements:

A.       Immediate Cash Requirement:     $95,657.00 per month (see attachment).
B.       Subsequent Capital Requirement (approx):   $5,000,000.00
C.       The forgoing amounts referenced in 1(A) are to be advanced by TTI biweekly, and any portion of such budgeted amount not so advanced for the specific purpose at such time may be reapplied to other commitments of GeoGreen as GeoGreen shall determine to be appropriate, subject only to the reasonable consent of TTI, which shall not be unreasonably withheld.

2.	GeoGreen Board Actions to be Taken:

A.
Resolution to issue a secured promissory note (the “Note”) to Tree Top Industries, Inc. (“TTI”) in the amount of Three Hundred Eighty Four Thousand Dollars ($384,000), plus 10% interest accruing quarterly on so much of the amount as may then have been advanced from time to time (first payment March 31, 2010).  The Note shall be due and payable upon the earlier of (i) Four (4) months from the date of issuance of the Note or (ii) the consolidation, merger or sale of all or substantially all of the assets or equity of GeoGreen or sale of Treasury stock of the Corporation.  The Note shall be secured by all of the assets of GeoGreen (the “Collateral”).   The Note shall be junior to an existing secured loan from Go4zGelt, LLC.  In the event GeoGreen requires additional funds not provided for in the attached budget, GeoGreen, with TTI’s agreement, may amend the Note in order to increase the principal.  Any and all increases in the principal shall also be secured by the Collateral. Such amendment shall occur only upon the advance of additional funds to GeoGreen by TTI (each, an “Additional Advance”). An Additional Advance, if any, shall be only with the joint agreement of TTI and GeoGreen and shall be for the purpose of covering additional expenses of GeoGreen that are not provided for in the attached budget or as TTI and GeoGreen shall have otherwise agreed in writing.

B.
Resolution to authorize and hire new corporate counsel for the Company (“Counsel”), subject to the approval of TTI.  Until the Note, as amended, has been paid in full by GeoGreen, the work done by Counsel shall be only done with the prior approval of GeoGreen and TTI.  TTI will advance the cost of services performed by Counsel.  All such advances shall be treated as Additional Advances, as described above (unless otherwise paid for from the recovery in that action as set forth in Section 2(D).

C.
Resolution to grant TTI a right of first refusal to acquire GeoGreen in the event GeoGreen positions itself for acquisition. GeoGreen shall provide written notice (“Notice”) to TTI upon its receipt of a bona fide purchase offer from a third party (including any Board member) for all or substantially all of its assets or outstanding capital (an “Offer”). Such notice shall be placed in the mail within five (5) days.  The Notice shall include the material terms of the Offer and shall incorporate documentation of the financial ability of the applicable third party to complete the Offer.  The Notice shall be delivered to TTI by US Mail-RRR.  Upon receipt of the Notice, TTI shall have fifteen (15) days to exercise its right of first refusal on the terms described in the Notice (the “Exercise”).  TTI shall inform GeoGreen in writing, within the said fifteen-day period, regarding its Exercise and at the same time shall provide documentation of its financial ability to complete the Offer.  The period in which the Offer is to be closed with TTI, as described in the Notice may be extended by joint agreement of TTI and GeoGreen. The right of first refusal shall extend until the repayment in full of the Note, or the entry into a transaction by GeoGreen and TTI, as a result of which the Note will be paid at closing.

D.
Resolution to cause management to instruct Counsel, with the consent of TTI, to initiate immediate litigation against all of the parties who have defaulted in their performance of various agreements they have entered into with GeoGreen, including, but not limited to, Simbiotec, Green Horizons, SRS Engineering and SMC Grease. The proceeds of each lawsuit shall go first to pay any outstanding legal fees and costs associated with it, with any remaining balance to be deposited into the existing GeoGreen general account.

E.
Resolution to authorize Greg Forrest to raise capital in an amount of up to Five Million Dollars ($5,000,000), in conjunction with TTI (the “Raise”).  Ninety percent (90%) of the proceeds of the Raise shall be for the purpose of completing construction of the final plant and pretreatment facility (the “Facility”), funding the initial six (6) months of operation of the Facility and the pretreatment facility.  The remaining ten percent (10%) of the proceeds of the Raise shall be used for the development of BioEnergy Applied Technologies Inc.’s technology by TTI. All costs and expenses provided for in this respect shall be apportioned pro-rata accordingly.

F.	Resolution to authorize an independent third party evaluation of the Facility and the requirements for its completion by a recognized expert in the field.

G.
Resolution to authorize the hiring of Eric Lauzon by Director Fred Baumann for a period of one month as his independent contractor, to perform an analysis of the current state and condition of the Facility and the specific requirements needed to fulfill the business plan as it currently exists. A copy of the final report of Mr. Lauzon’s findings, along with all the related documents, shall be provided to all of GeoGreen’s Directors and TTI immediately upon its completion. At the conclusion of the one-month period, Mr. Baumann shall have no further obligation to retain Mr. Lauzon on behalf of GeoGreen, or to provide any further reports beyond what has been prepared by Mr. Lauzon at the conclusion of that period. GeoGreen shall give good faith consideration to retaining Mr. Lauzon after this period.

3.	GeoGreen Shareholder Actions to be taken:

A.       Each of the major shareholders present at the meeting of the Board shall execute an agreement that prohibits the sale by such shareholder of any shares of their GeoGreen until April 1, 2010, provided that TTI is not in default of any obligations under this Agreement.

B.       Notwithstanding Section 3.A. above, Greg Forest shall be permitted to sell up to 500,000 shares of GeoGreen Stock.  Such sale shall be subject to a right of first refusal by TTI in the form described in Section 2.C. above, except that the notice period shall be reduced to forty-eight (48) hours.

4.	GeoGreen Rights and Restrictions:

A.       GeoGreen shall retain the right to independently raise capital.   However, any such capital raise by GeoGreen that involves the issuance of GeoGreen Stock shall be subject to a right of first refusal by TTI, in the form described in Section 2.C. above.

B.        GeoGreen may accept a third party stock-for-stock exchange offer for substantially all of the outstanding shares of GeoGreen (an “Exchange”).  If GeoGreen agrees to enter into an Exchange on or before April 1, 2010, then TTI shall be entitled to:

1-Provided that TTI shall have in escrow at that time the sum of $5,000,000 as provided herein, reimbursement of actual expenses or obligations incurred by TTI related to the transactions contemplated herein up to a total aggregate amount of $500,000.00. If not in escrow, then TTI shall be entitled to up to $100,000.00 in reimbursement. TTI shall be required to produce documentation of the actual loss or obligation to GeoGreen, including, without limitation, receipts, purchase orders, contracts, or other documents reflecting the expense or obligation.

2-An additional 15 days of time to exercise its right of first refusal as described in Section 2.C. above.

3-TTI shall be held harmless against liability arising from TTI’s good faith actions as the authorized agent of GeoGreen for the purpose of renegotiating the debts or obligations of GeoGreen.

C.        Subject to the applicable laws of the State of California and the United States, the Board shall not voluntarily elect to place GeoGreen into bankruptcy or any similar proceeding prior to April 1, 2010.

5.	Temporary Operational Requirements

A.
RavenPaul shall provide accounting and administrative assistance to GeoGreen. Such assistance shall be provided without charge by Raven Beeso, except where she is required to use the services of other employees of her accounting firm, which shall be charged at their published hourly rates. A new checking account shall be established at Chase Bank, for the purpose of receiving advances from TTI, upon which only R.A. Beeso shall be authorized, and issue checks.

B.	GeoGreen’s staff will be reduced in number and aggregate compensation, as shown in the attached budget.

C.
TTI and GeoGreen will take all reasonably necessary actions in order to complete to the Raise and to carry out the purposes of this Agreement. Including without limitation the signing of such documents as may be required to carry out the intentions of the Agreement.

D.	GeoGreen shall continue to service existing accounts and attempt to obtain new accounts.

Respectfully submitted this 11th day of January, 2010, and effective as of December 1, 2009

TREE TOP INDUSTRIES, INC.

By: /s/ David I Reichman	By: /s/ Kathy M. Griffin
David I. Reichman, Chairman & CEO	Kathy M. Griffin, President
The Board of Directors of Geo Green Biofuels having met this day, unanimously Agreed and consented to this 11th day of January, 2010.

GEO GREEN BIOFUELS, Inc.

By: /s/ Greg Forrest	By:/s/ Fred Baumann
Greg Forrest, Chairman & CEO.	Fred Baumann, Director

By:/s/ Ned Kasouff	By:/s/ Raven Beeso
Ned Kasouff, Director	Raven Beeso, Director

By:/s/ Peter Castro
Peter Castro, Director

Witnesseth:/s/ William Nelson
William Nelson, Esq